Exhibit 99.1

2U Successfully Completes Financial Restructuring to Drive Innovation and Growth

2U emerges from Chapter 11 well-positioned to expand industry-leading services and advance mission of making high-quality education accessible to learners worldwide

Arlington, VA – 2U, a global leader in online education, today announced it has successfully completed its financial restructuring and emerged from Chapter 11 as a privately held entity. With this transaction complete, 2U now operates with a significantly strengthened balance sheet, firmly positioning the company to support leading universities in delivering high-impact, career-focused education essential for building a skilled global workforce. 2U moves forward with complete continuity of its operations and the full support of a deeply-aligned new ownership group.

“At the outset of this process, we committed to emerge as a stronger company, and that is exactly what we have done,” said Paul Lalljie, Chief Executive Officer of 2U. “The steps we have taken enable us to further invest in our offerings, services, and world-class team so we can continue delivering unparalleled online learning that meets the needs of today’s students and workforce development demands. With renewed purpose and an unmatched portfolio of partners, education offerings, and tech-enabled services, we are well-positioned to fulfill our mission: making education more accessible, affordable, and impactful for all.”

For over 15 years, 2U has partnered with the world’s leading universities to reimagine the delivery of higher education beyond the physical classroom and expand opportunities for learners. While we have made significant progress, vast opportunities remain to achieve our collective vision of global, scalable, and affordable access to career-enhancing education that equips learners for success. Today, 2U enters a new era of innovation while continuing its steadfast commitment to delivering exceptional learning outcomes that elevate the global workforce. Upon emergence from Chapter 11, 2U will be governed by a new Board led by Brian Napack as Executive Chairman. Mr. Napack is a longtime education industry executive, former CEO of John Wiley (WLY), Chairman of the Association of American Publishers, and Senior Advisor at Providence Equity.

“With this transaction completed, 2U can continue to focus on its essential mission and accelerate into its next phase,” said Brian Napack, Executive Chairman of 2U’s new Board. “For 15 years, the extraordinary team at 2U has been helping the world’s leading universities transform the way higher education is delivered. Education must continue to evolve, and today, 2U is uniquely positioned to enable this ongoing evolution and truly move the needle for learners and employers worldwide.”

Advisors

Latham & Watkins LLP served as legal counsel, Moelis & Company served as investment banker, AlixPartners LLP served as financial advisor, and C Street Advisory Group served as strategic communications advisor to 2U. Weil, Gotshal & Manges LLP served as legal counsel to the ad hoc group of noteholders of 2U, Schulte Roth & Zabel LLP served as counsel to a significant noteholder, Greenvale Capital LLP, and Houlihan Lokey served as investment banker to the ad hoc group of noteholders and Greenvale. Milbank LLP served as legal counsel and FTI Consulting, Inc. served as financial advisor to the ad hoc group of first lien term loan lenders.

About 2U

2U is a global leader in online education. Guided by its founding mission to eliminate the back row in higher education, 2U has spent 15 years advancing the technology and innovation to deliver world-class learning outcomes at scale. Through its global online learning platform edX, 2U connects more than 89 million people with thousands of affordable, career-relevant learning opportunities in partnership with 260 of the world’s leading universities, institutions, and industry experts. From free courses to full degrees, 2U is creating a better future for all through the power of high-quality online education. Learn more at 2U.com.

Contact

C Street Advisory Group

2U@thecstreet.com